                                              Exhibit 11


                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

     STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)(2)

                     (in thousands, except per share data)

                                                 Three months Ended
                                          MARCH 29, 1997   MARCH 30, 1996
                                          ---------------  ---------------
HISTORICAL
Common Stock Outstanding, beginning of
 the period                                         9,053            8,758
Weighted average cheap stock                            -                -
Weighted average redeemable common stock                -                -
Weighted average number of common stock
 issued                                                23               74
Weighted average of common stock
 equivalents                                            -                -
Less:  assumed purchase of treasury
 shares                                                 -                -
                                                  -------           ------
Weighted average number of common and
 common equivalent shares outstanding               9,077            8,832
                                                  =======           ======

Net income (loss)                                 $(2,358)          $ (570)
                                                  =======           ======

Net income (loss) per share                       $ (0.26)          $(0.06)

     (1)  Primary and fully diluted calculation are substantially the same.

     (2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock and common stock equivalents, within one year prior to the initial filing of the registration statement, at share prices below the assumed mid-point of the initial public offering price of $11 per share (cheap stock), are considered to have been made in anticipation of the Company's initial public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for stock options, since the inception of the Company.

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